Exhibit 4.2

EXECUTION COPY

FIRST AMENDMENT TO

CREDIT AGREEMENT

Dated as of March 15, 2004

This FIRST AMENDMENT TO CREDIT AGREEMENT (together with all Exhibits, Schedules and Annexes hereto, this “Amendment”) is entered into among ITRON, Inc., a Washington corporation (the “Borrower”), the Lenders party hereto, BEAR, STEARNS & CO., INC., as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”), BEAR STEARNS CORPORATE LENDING INC., as syndication agent (in such capacity, the “Syndication Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

1. The Borrower, Lenders, Lead Arranger, Syndication Agent and Administrative Agent have entered into a Credit Agreement dated as of December 17, 2003 (the “Credit Agreement”). Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

2. The Borrower has requested that the Credit Agreement be amended as set forth herein.

3. The parties hereto are willing to enter into this Amendment on the terms and conditions stated below.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION	1. Amendments to Credit Agreement.

(a) The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Commitment Termination Date”: March 31, 2004, except that if on or before March 31, 2004 the “Deadline Date” under (and as defined in) the Acquisition Agreement has been duly extended by agreement of the parties to the Acquisition Agreement to a date not later than May 15, 2004 then the Commitment Termination Date will be such extended Deadline Date (but in any event not later than May 15, 2004).

“First Amendment”: the First Amendment to this Agreement, dated as of March 15, 2004.

“First Amendment Effective Date”: the “Amendment Effective Date”, as defined in the First Amendment.

(b) The definition of “Addendum” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Addendum”: an instrument, substantially in the form of Exhibit I or otherwise satisfactory to the Lead Arranger, by which a Lender became a party to this Agreement on the Agreement Execution Date or as contemplated by Section 2(b) of the First Amendment.

(c) The last sentence of Section 2.1 of the Credit Agreement is hereby amended by replacing the date “March 16, 2004” with “the Commitment Termination Date”.

(d) The last sentence of Section 3.1 of the Credit Agreement is hereby amended by replacing the date “March 16, 2004” with “the Commitment Termination Date”.

(e) Section 3.5(a) of the Credit Agreement is hereby amended and restated as follows:

“The Borrower agrees to pay the Lead Arranger (i) a non-refundable ticking fee ratably for the account of each Term Lender party to this Agreement before the First Amendment became effective, calculated at the rate of 0.50% per annum on the $185,000,000 original aggregate amount of the Tranche B Term Commitments for the period from and including December 1, 2003 to but excluding March 16, 2004, which fee shall be fully earned and payable on the earlier of the Closing Date and March 16, 2004 and (ii) a non-refundable ticking fee ratably for the account of each Term Lender party to this Agreement when the First Amendment became effective, calculated at the rate of 0.75% per annum on the $185,000,000 original aggregate amount of the Tranche B Term Commitments for the period from and including March 16, 2004 to the earlier of the Closing Date and the date of expiration or termination of the Commitments, which fee shall be fully earned and payable on the earlier of the Closing Date and the date of expiration or termination of the Tranche B Term Commitments.

(f) The preamble in Section 6.1 of the Credit Agreement is hereby amended by replacing “on or prior to March 16, 2004” with “and on or prior to the Commitment Termination Date”.

SECTION 2. Conditions to Effectiveness. The amendments contained in Section 1 shall not be effective unless on or before March 16, 2004 (time being of the essence) each of the following conditions precedent is satisfied (the date on which such conditions are satisfied, the “Amendment Effective Date”):

(a) the Administrative Agent shall have received counterparts of this Amendment executed by the Lead Arranger, Syndication Agent, Administrative Agent and Borrower;

(b) the Administrative Agent shall have received (i) executed counterparts of this Amendment or a signed authorization to execute this Amendment from existing Tranche B Term Lenders and, if such counterparts or authorizations are not delivered by all existing Tranche B Term Lenders, additional Tranche B Term Commitments from one or more banks, financial institutions or similar institutions such that the aggregate amount of Tranche B Term Loan Commitments after giving effect to such counterparts, authorizations and Commitments will be equal to $185,000,000, (ii) executed counterparts of this Amendment or a signed authorization to execute this Amendment from existing Revolving Lenders and, if such counterparts or authorizations are not delivered by all existing Revolving Lenders, additional Revolving Commitments from one or more banks, financial institutions or similar institutions such that the aggregate amount of Revolving Commitments after giving effect to such counterparts, authorizations and Commitments will be equal to $55,000,000, and (iii) an Addendum signed by each Person providing any such additional Tranche B Term Commitment or Revolving Commitment;

(c) all fees and expenses then due and payable to the Lead Arranger or any Agent or Lender under the Loan Documents or relating thereto (including the fees payable under Section 3.5(a)(i) of the Credit Agreement, as amended hereby, and expense reimbursements to the extent invoiced at least one day Business Day prior) shall have been paid in full in immediately available funds; and

(d) the Administrative Agent shall have received such other documents and instruments as it or the Lead Arranger may reasonably request.

SECTION 3. Representations and Warranties. The Borrower represents and warrants to the Lead Arranger, Agents and Lenders that:

(a) Authority. The Borrower has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement (as amended hereby). The execution, delivery and performance by the Borrower of this Amendment and the performance by the Borrower of the Credit Agreement (as amended hereby) have been duly approved by all necessary corporate action of the Borrower, and no other corporate proceedings on the part of the Borrower are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by the Borrower. When this Amendment becomes effective in accordance with its terms, this Amendment and the Credit Agreement (as amended hereby) will be the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought in proceedings in equity or at law).

(c) Representations and Warranties. The representations and warranties of the Borrower in the Credit Agreement (other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date hereof) are and will be true and correct on and as of the date of this Amendment and the Amendment Effective Date as though made on and as of each such date.

(d) No Conflicts. Neither the execution and delivery of this Amendment nor the consummation of the transactions contemplated hereby and thereby, nor the performance of and compliance with the terms and provisions hereof or of the Credit Agreement (as amended hereby) by the Borrower will, at the time of such performance, (i) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents, (ii) violate, contravene or materially conflict with any Requirement of Law (including, without limitation, Regulation U) or Contractual Obligation, except for any violation, contravention or conflict which could not reasonably be expected to have a Material Adverse Effect or (iii) result in or require the creation of any Lien (other than those permitted by the Loan Documents) upon or with respect to its properties. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated hereby.

(e) No Default. No event has occurred and is continuing that constitutes a Default or Event of Default or would have constituted a Default or Event of Default if all of the covenants in Sections 7 (except Section 7.11) and 8 (except Sections 8.2, 8.3, and 8.7, in each case to the extent set forth in Schedule 6.2(a) to the Credit Agreement) had been in effect from the Agreement Execution Date and the words, “on or after the Closing Date” had been deleted from the preamble to Section 9.

SECTION 4. Reference to and Effect on Credit Agreement.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. This Amendment is a Loan Document.

(b) Except as specifically amended above, the Credit Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Secured Party under any of the Loan Documents, nor, except as expressly provided herein, constitute a waiver or amendment of any provision of the Credit Agreement.

SECTION 5. Replacement of Commitments. The Lead Arranger is hereby authorized and empowered to add as Lenders party to the Credit Agreement, by execution and delivery of an Addendum, (a) Persons acceptable to the Lead Arranger, in consultation with the Borrower, delivering Tranche B Term Loan Commitments in an aggregate amount equal to the Tranche B Term Loan Commitments of Term Lenders who do not deliver written consent to this Amendment on or prior to March 16, 2004, and (b) Persons acceptable to the Lead Arranger, in consultation with the Borrower, delivering Revolving Commitments in an aggregate amount equal to the Revolving Commitments of Revolving Lenders who do not deliver written consent to this Amendment on or prior to March 16, 2004.

SECTION 6. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

SECTION 7. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. Governing Law. This Amendment and the rights and obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the party hereto has caused this Amendment to be executed by its respective officers thereunto duly authorized, as of the date first written above.

ITRON, INC.

By:	/s/ David G. Remington
Name:	David G. Remington
Title:	VP & CFO

[signatures continued on the next page]

BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent

By:	/s/ Richard Bram Smith
Name:	Richard Bram Smith
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Tom Beil
Name:	Tom Beil
Title:	Vice President